Exhibit 99.28(h)(4)(iv)

October Draft Version

AGREEMENT TO EXTEND THE

EXPENSE CAP/REIMBURSEMENT AGREEMENTS

This Agreement to Extend the Expense Cap/Reimbursement Agreements (this “Agreement”) is entered into as of the 26th day of October, 2012 (the “Effective Date”), between IronBridge Capital Management, L.P., a Delaware limited partnership (the “Adviser”) and IronBridge Funds, Inc. (the “Corporation”), on behalf of IronBridge Small Cap Fund, IronBridge SMID Cap Fund, IronBridge Global Fund, IronBridge Horizon Fund and IronBridge Skyline Fund (collectively the “Funds” and individually a “Fund”).

WHEREAS, the Adviser and Corporation entered into that certain Expense Cap/Reimbursement Agreement with respect to the first three of the aforementioned Funds as of July 23, 2010, and entered into that certain Expense Cap/Reimbursement Agreement with respect to the last two of the aforementioned Funds as of December 10, 2010, and each such Agreement was subsequently extended as of October 26, 2011 (collectively, the “Expense Cap Agreements”).

WHEREAS, the Expense Cap Agreements continue in effect until November 1, 2012 (subject to the renewal and termination provided therein, the “Renewal Date”), and may not be terminated with respect to any Fund prior to November 1, 2012, unless such termination is approved by the Corporation’s Board of Directors or the shareholders of the Fund in question (such date the “Adviser Termination Date”).

WHEREAS, the Adviser desires to amend each Renewal Date to November 1, 2013 (subject to the automatic renewal provisions contained therein), and to amend the Adviser Termination Date, in each case, to be November 1, 2013.

NOW THEREFORE, the parties agree as follows:

That the Renewal Date of each Expense Cap Agreement is amended to be November 1, 2013, and further that the Adviser Termination Date of each Expense Cap Agreement is amended to be November 1, 2013.  All other provisions of each Expense Cap Agreement shall remain unchanged.  This Agreement shall have no effect and shall not change any terms of that certain Agreement to Extend and Amend the Expense Cap/Reimbursement Agreement between the Adviser and the Corporation with respect to the IronBridge Large Cap Fund entered into as of the 23rd day of February, 2012.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

IRONBRIDGE CAPITAL		IRONBRIDGE FUNDS, INC.
MANAGEMENT, L.P.

By:	IronBridge Capital GP, Inc., its	By:
	general partner		John Davis, its President

By:
Christopher Faber, its President